Exhibit 99.1

FOR IMMEDIATE RELEASE

RICHFIELD OIL & GAS COMPANY STOCKHOLDERS APPROVE MERGER WITH STRATEX OIL & GAS, INC.

SALT LAKE CITY, UTAH, November 26, 2014 /PRNewswire/ -- Richfield Oil & Gas Company (OTCQX: ROIL) ("Richfield") announced that a special meeting of stockholders of the Richfield was held on November 24, 2014 (the “Special Meeting”) where the Richfield stockholders voted on two proposals (described in detail in the Company's definitive proxy statement filed with the Securities and Exchange Commission on October 24, 2014). At the Special Meeting the stockholders cast their votes as follows:

Proposal No. 1      To approve the merger agreement between Richfield Oil & Gas Company and Stratex Oil and Gas Holdings, Inc. (“Stratex”) to merger.

For	Against	Abstain
33,652,087	928,856	10,050

Proposal No. 2 To approve an adjournment of the Richfield special meeting, if necessary or appropriate in the view of the Richfield board of directors, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement.

For	Against	Abstain
33,438,934	858,756	293,303

Both Proposals were approved. Upon completion of the merger, which is subject to customary closing conditions, Richfield will become a wholly owned subsidiary of Stratex and the stockholders of Richfield will receive Stratex common stock.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Richfield to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “increase,” “forecast” and “guidance” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then-current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. There can be no assurance that the proposed merger will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all. Additional risks and uncertainties relating to the proposed merger include, but are not limited to, uncertainties as to the satisfaction of closing conditions to the merger, the respective parties’ performance of their obligations under the merger agreement, and other factors affecting the completion of the merger. These risks, as well as other risks associated with the proposed merger, are more fully discussed in the proxy statement/prospectus included in the registration statement on Form S-4 that Stratex filed with the United States Securities and Exchange Commission ("SEC") on October 3, 2014 in connection with the proposed merger